Exhibit 10.2

W. R. BERKLEY CORPORATION
DEFERRED COMPENSATION PLAN FOR DIRECTORS
AS AMENDED AND RESTATED EFFECTIVE DECEMBER 1, 2021
Section 1.  Effective Date
This amendment and restatement of the W. R. Berkley Corporation Deferred Compensation Plan for Directors (the “Plan”) shall be effective as of December 1, 2021 (the “Effective Date”). This Plan was originally created as a spin-off from the original  W. R. Berkley Corporation Deferred Compensation Plan for Directors, as first adopted March 7, 1996 (the “Original Deferral Plan”). Effective as of May 3, 2005, deferral elections made under the Original Deferral Plan and deferral accounts established under the Original Deferral Plan with respect to 2005 director compensation (“2005 Compensation”) were transferred to this Plan and shall be governed under the terms of this Plan. The terms of the Plan as originally effective on May 3, 2005, and as thereafter amended for purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall apply only to amounts deferred with respect to calendar years 2005 and thereafter, except as set forth in Section 20.
Section 2.  Eligibility
Any member of the Board of Directors (the “Board”) of W. R. Berkley Corporation (the “Company”), including any person otherwise participating in the W. R. Berkley Corporation Deferred Compensation Plan for Officers (the “Officer Plan”), is eligible to participate in the Plan.
Section 3.  Deferral Election
Deferral Elections. Prior to the beginning of each calendar year, each member of the Board may elect to defer receipt of all or a portion of the retainer and/or meeting fees otherwise payable to such person for that year on account of serving on the Board or its committees.
Notwithstanding the foregoing, for the calendar year in which a person first becomes a member of the Board, such person may elect, not later than thirty (30) days after the date such person first becomes a member of the Board, to defer the receipt of all or a portion of the retainer and/or meeting fees otherwise payable to such person for serving on the Board or its committees subsequent to the date of making such election through December 31st of such year.
Members of the Board who choose to defer amounts pursuant to this Section 3 will be “Participants” including any such member who elected to defer his or her 2005 Compensation pursuant to the Original Deferral Plan.

Deferral Elections for 2021 Prohibited.  Notwithstanding any provision of the Plan to the contrary (including but not limited to the foregoing provisions of this Section 3), effective solely for the calendar year commencing January 1, 2021, no deferrals of any retainer and/or meeting fees otherwise payable in respect of such year to any member of the Board shall be permitted and any deferral election in respect of the calendar year commencing on January 1, 2021 shall be void and of no effect.
Classification of Deferral Amounts.  All amounts deferred hereunder will be classified as “Deferred Compensation” and will be credited to the Participant’s “Deferred Compensation Account,” along with any allocated gains and losses credited to the Participant’s Deferred Compensation Account pursuant to Section 6 of the Plan.
Election Procedures. Each deferral election shall be made on a form, which may be in electronic format, subject to procedures established by the Administrator (as defined herein) or its designee.  Each deferral election form shall be subject to the approval of the Administrator or its designee and the Administrator or its designee may, in its sole discretion, accept or reject a deferral election form prior to the time such election would otherwise become irrevocable.
Section 4.  Type of Plan
The Plan is a non-qualified voluntary deferred compensation plan. The Plan is not intended to be subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). To the extent the Plan is determined to be so subject, it is intended, to the extent that any Participant is otherwise an employee of the Company or of any subsidiary to constitute a “plan which is unfunded and is maintained by the employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees,” as such phrase is used in ERISA, and the terms of the Plan shall be construed and interpreted consistent with such intent.
Section 5.  No Funding; Participant’s Rights Unsecured
The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants. No trust fund, escrow account or other segregation of assets need be established or made by the Company to guarantee, secure or assure the payment of any amount payable hereunder. The obligations of the Company to pay benefits under this Plan shall be interpreted solely as an unfunded obligation of the Company to pay only those amounts credited to the Participant’s Deferred Compensation Account in the manner and under the conditions provided herein. No provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Company greater than the rights of a general unsecured creditor of the Company.
At its sole discretion, the Company may establish one or more grantor trusts for the purpose of providing for the payment of benefits, except to the extent that such action would result in a penalty tax to a Participant pursuant to Section 409A of the Code, provided that any such trust and all trust assets are located within the United States at all times. Any assets set aside, at the sole discretion of the Company, shall be subject to the claims of the Company’s general creditors, and no person other than the Company shall, by virtue of the provisions of the Plan, have any interest in such assets. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s general creditors. Benefits paid to a Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

Section 6.  Deemed Investment of Deferred Compensation
Prior to December 1, 2021.  For periods commencing prior to December 1, 2021, Participants were able to elect to have all or a portion of their Deferred Compensation (i) deemed invested in the common stock of the Company, $0.20 par value per share (the “Stock” and each such investment election a “Stock Investment”), or (ii) credited with a reasonable rate of interest (compounded quarterly) (the “Interest Investment”) as determined by the Compensation Committee of the Board (the “Compensation Committee”).  If no investment election was made by a Participant, such Participant’s Deferred Compensation was automatically deemed invested in the Interest Investment.
On each date that dividends were paid (each a “Dividend Payment Date”) on shares of Stock with respect to which the record date (the “Record Date”) occurred during the deferral period, the Company credited to an account for the Participant an amount equal to the dividend paid on a share of the Stock multiplied by the number of shares of Stock into which such Participant’s Deferred Compensation was deemed invested as of such Record Date. These dividend equivalent amounts were deemed invested in the Interest Investment until payment of the Deferred Compensation to the Participant as provided in Section 6 herein. Any remaining dividend equivalent amounts subsequently credited to the account of a Participant with respect to a Record Date that occurred during the deferral period but for which the Dividend Payment Date occurred following the deferral period, were paid to the Participant on the next March 31, June 30, September 30 or December 31, whichever was closer, immediately following such Dividend Payment Date.
On and after December 1, 2021. For periods commencing on and after December 1, 2021, a Participant’s Deferred Compensation Account shall be deemed invested in one or more investment funds (each, a “Fund” and collectively, the “Funds”) that are specified by the Compensation Committee or the Administrator.  If a Participant fails to make an election regarding the investment of the Participant’s Deferred Compensation Account, such Participant shall be deemed to have elected to have his Deferred Compensation Account invested in the default Fund specified from time to time by the Compensation Committee or the Administrator.  As of each date on which the Funds are valued, each Participant’s Deferred Compensation Account shall be adjusted to reflect the allocable portion of the gains, losses and expenses attributable to the particular Fund, based on rules established by the Administrator.
The Administrator shall from time to time establish all such rules and procedures that it determines to be necessary or appropriate for the proper administration of the Fund options that are available to Participants under the Plan.  The Compensation Committee or the Administrator may eliminate any Fund, provide any new Fund or otherwise modify the Fund options, and in doing so, may impose such limitations and rules as it deems necessary or appropriate for the proper administration of the Fund options that are available to Participants.  None of the Compensation Committee, the Administrator or the Company shall be liable for any actions or inactions taken in compliance with a Participant’s Fund selections and they shall be under no duty or obligation to review or evaluate such Fund selections by any Participant.  Each Participant shall assume all risk connected with any decrease in the value of the Participant’s Deferred Compensation Account resulting from his or her Fund selection (including any deemed investment election).

Section 7.  Deferral Period
A Participant may elect to defer the receipt of his or her Deferred Compensation until the earlier of (i) a specified date or dates in the future (within the meaning of Treasury Regulation § 1.409A-3(i)), and (ii) his or her “separation from service” with the Company (as such term is defined in Treasury Regulation § 1.409A-1(h), and hereinafter referred to as a “Separation from Service”). The actual payment of the Deferred Compensation will be made or will commence as soon as reasonably practicable (but in no event later than the date provided in Treasury Regulation § 1.409A-3(d)) following the earlier of (a) the specified date elected by the Participant and (b) the date of such Participant’s Separation from Service (or if such Participant is a “specified employee,” as such term is defined in Treasury Regulation § 1.409A-1(i), the six-month anniversary of such Separation from Service) (the “Final Distribution Date”).
Section 8.  Form of Payment
A Participant may elect to receive his or her Deferred Compensation in either a lump sum payment or in annual installment payments (not to exceed five), on the date or dates specified by the Participant at the time the election to defer is made. Installment payments shall begin on the date elected by the Participant and thereafter shall be made in annual installments on the anniversaries of the initial distribution date. Prior to December 1, 2021, Deferred Compensation deemed invested in the Interest Investment at the time of payment was paid in cash and Deferred Compensation deemed invested in the Stock Investment at the time of payment was paid in (i) cash, (ii) whole shares of Stock rounded down to the nearest whole share with the remainder paid in cash or (iii) any combination of cash and Stock, in each case as determined by the Company.  On and after December 1, 2021, Deferred Compensation shall be paid in cash.
Section 9.  Death Prior to Receipt
A Participant may designate a beneficiary to receive a distribution upon the death of a Participant.  Such designation shall be in writing, on a form, which may be in electronic format, prescribed by the Administrator and on file with the Plan’s designated recordkeeper or in such other manner as provided by the Administrator. If a beneficiary is not named or if the person so designated shall have died prior to or coincident with the Participant, the value of the Participant’s Deferred Compensation Account will be paid to his or her spouse, and if none, his or her estate.

In the event that a Participant dies prior to receipt of any or all of the amounts payable to him/her pursuant to this Plan, any amounts that are then credited as Deferred Compensation will be paid to his or her designated beneficiary in a lump sum as soon as administratively possible following the Company’s receipt of notification of the Participant’s death. Such payment shall be made no later than the later of (i) the last day of the year in which death occurred and (ii) the 15th day of the third calendar month following the date of such death. In the event the Company is not notified of the Participant’s death within a reasonable period of time in advance of payment, the Participant’s Deferred Compensation hereunder shall continue to be paid in accordance with Sections 7 and 8 hereof. The Participant (or his or her designated beneficiary, spouse or estate) shall not be permitted, directly or indirectly, to designate the taxable year of the payment.
Section 10.  Effect of Election
An election to defer director compensation hereunder for any year will be irrevocable once the year to which it applies has commenced, and, except as provided in Section 9 above or in Section 11 below, the amounts deferred hereunder shall not be paid earlier than the distribution date or dates elected by the Participant, or upon the Final Distribution Date, as the case may be.
Section 11.  Accelerated Payment upon Unforeseeable Emergency
Notwithstanding anything herein to the contrary, a Participant may petition the Compensation Committee for a distribution with respect to his or her Deferred Compensation on account of an “unforeseeable emergency” (an “Unforeseeable Emergency”), as defined in Treasury Regulation§ l.409A-3(i)(3); provided that such a distribution shall be allowed only to the extent it complies with the distribution requirements set forth therein. Upon such petition by a Participant and the approval of such application by the Compensation Committee, the Company shall distribute to the Participant as soon as practicable following such approval only the amount of Deferred Compensation necessary to satisfy such Unforeseeable Emergency; provided, however, that in no event may such amount exceed the balance of all of the Deferred Compensation Accounts identified to such Participant; and provided, further, that no Participant requesting a distribution for an Unforeseeable Emergency shall have any involvement in making the determination to approve such distribution on the part of the Compensation Committee. Distributions made on account of an Unforeseeable Emergency shall reduce the amounts credited to a Participant’s Deferred Compensation Account.
Section 12.  Redeferral Election
Upon application by a Participant, the Company may, in its sole discretion, allow for a redeferral election whereby all or a portion of the Deferred Compensation may be further deferred for no less than an additional five (5) years from the distribution date in effect for such Deferred Compensation immediately prior to such redeferral election, but no later than the Final Distribution Date, upon such terms and conditions that the Company deems appropriate to ensure that the amounts subject to redeferral are not taxable to the Participant until the time of actual distribution; provided, however, that (i) an election to redefer all or a portion of such Deferred Compensation must be made at least twelve (12) months prior to the distribution date for such Deferred Compensation in effect immediately prior to the redeferral election, and (ii) such an election shall not take effect until the twelve-month anniversary of the date on which it is made.

Section 13.  Assignability
No right to receive payments hereunder will be transferable or assignable by a Participant, except to designated beneficiaries as provided herein, by will or by the laws of descent and distribution.
Section 14.  Administration
The Compensation Committee will have the discretionary authority to interpret, construe and implement the provisions of the Plan, to make factual determinations under the Plan, to determine the rights or eligibility of employees or Participants and any other persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions, and any determinations of the Compensation Committee shall be final and binding on all parties.  The Compensation Committee has the authority to delegate any of its powers under this Plan to any other person, persons, or committee. This person, persons, or committee may further delegate its reserved powers to another person, persons, or committee as they see fit. Any delegation or subsequent delegation shall include the same full, final and discretionary authority that the Compensation Committee has listed herein and any decisions, actions or interpretations made by any delegate shall have the same ultimate binding effect as if made by the Compensation Committee.
This Plan will be administered on a day-to-day basis on behalf of the Compensation Committee by the Company’s senior human resources executive, presently the Senior Vice President - Human Resources of the Company (the “Administrator”), who will have the authority to adopt rules and regulations for carrying out the Plan.
Section 15.  Amendment/Termination
This Plan may at any time or from time to time be amended, modified or terminated by the Board; provided, however, that any termination of the Plan must comply with the requirements of Treasury Regulation § l.409A-3(j)(4)(ix). No amendment, modification or termination will, without the consent of the Participant, adversely affect any amounts credited to such Participant’s Deferred Compensation Account; unless the Board determines, in its sole discretion, that such amendment, modification or termination is appropriate or necessary to cause this Plan to comply with Section 409A of the Code, and the Treasury Regulations thereunder (including the distribution requirements thereunder), or any Deferred Compensation to be exempt from the tax penalty under Section 409A(a)(l)(B) of the Code.

Section 16.  Tax Treatment
Deferred Compensation and any earnings or losses relating thereto are taxed as ordinary income when payment is actually received. Distributions received from the Plan are not eligible for favorable tax treatment or rollovers as permitted under qualified plans. This Plan is maintained with the intention that income deferred pursuant to its terms will not be treated as taxable income to any Participant under the Code until such Participant receives actual payment of such deferred amounts. This Plan is intended to comply with the provisions of Section 409A of the Code and, to the extent that there are any ambiguities in this document, shall be interpreted and administered consistent with Section 409A of the Code. Notwithstanding the immediately prior sentence, if any term or provision of this Plan is found to be noncompliant with Section 409A of the Code in any jurisdiction, such provision shall be struck as void ab initio and a compliant term or provision shall be deemed substituted for such noncompliant provision that preserves, to the maximum lawful extent, the intent of the Plan, and any court or arbitrator so holding shall have authority and shall be instructed to substitute such compliant provision; provided, however, that if any such noncompliance is due to a deficiency of one or more terms or provisions, such appropriate terms or provisions shall be deemed to be added to cure such noncompliance that preserves, to the maximum lawful extent, the intent of the Plan, and any such court or arbitrator shall have authority and shall be instructed to supplement the Plan with such compliant terms or provisions. None of the Board, the Compensation Committee, the Administrator, the Company or their respective designees shall be liable to anyone for any federal, state, local, or foreign taxes, interest, or penalties incurred by anyone in connection with the participation in or receipt of benefits under the Plan, including, but not limited to, any taxes, interest or penalties incurred on account of the failure of the Plan or the operation of the Plan to comply with Section 409A of the Code.
Section 17.  Other Benefits
The compensation and basis for other Company provided benefits in the case of any member of the Board who is also an employee of the Company or of any affiliate may be affected if a Participant elects to defer a portion of his or her retainer and/or meeting fees.
Section 18.  Claims Procedures.
(a) Claim:  A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Administrator, setting forth the claim.
(b) Claim Decision:  Upon receipt of a claim, the Administrator shall deliver a reply within 90 days.  The Administrator may, however, extend the reply period for an additional 90 days for reasonable cause and notice to the Claimant.

(c) Denial of Claim:  If the claim is denied in whole or in part, the Claimant shall be provided a written notice, using language calculated to be understood by the Claimant, setting forth:
(i)	The specific reason or reasons for such denial;
(ii)	The specific reference to relevant provisions of the Plan on which such denial is based;
(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;
(iv)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;
(v)	The time limits for requesting a review; and
(vi)	To the extent this Plan is subject to ERISA, the Claimant’s right to bring an action for benefits under Section 502 of ERISA.
(d) Request for Review:  Within sixty (60) days after the receipt by the Claimant of the written determination described above, the Claimant may request in writing that the Administrator review its determination. The Claimant or his or her duly authorized representative may, but need not, review any pertinent documents applicable to the claim and submit issues and comments in writing for consideration by the Administrator.  If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.
(e) Review of Decision:  Within sixty (60) days after the Administrator’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Administrator will render a written determination, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of this Plan on which the decision is based and, if this Plan is subject to ERISA, the Claimant’s right to bring an action for benefits under Section 502 of ERISA. If special circumstances require that the sixty (60) day time period be extended, the Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred and twenty (120) days after receipt of the request for review.
(f) Exhaustion of Remedies:  All decisions of the Administrator under this Section 18 shall be final and shall be binding upon the Claimant, his or her heirs and assigns, and all other persons claiming by, through, or under him or her. Any failure to file a claim and an appeal in the manner and within the time limits set forth herein shall be deemed a failure by the Claimant to exhaust his or her administrative remedies and shall constitute a waiver of the rights or benefits sought to be established under the Plan. Notwithstanding anything in this Section 18 to the contrary, no civil action may be brought by any Claimant or other person later than two years following the initial commencement of proceedings relating to such person’s claim with the Administrator.

Section 19.  Governing Law
This Plan shall be construed in accordance with and governed by applicable U.S. federal tax law (and ERISA, if applicable) and the laws of the State of Delaware (without giving effect to the choice of law principles thereof).
Section 20.  Grandfathered Amounts
Grandfathered Amounts.  This Section 20 applies to amounts that were deferred prior to 2005, which are exempt from the requirements of Section 409A of the Code.  Notwithstanding anything to the contrary, (i) no provision of the Plan, nor any amendment of the Plan, shall apply to amounts that were deferred prior to 2005, and (ii) the Original Deferral Plan shall govern all deferrals made with respect to calendar years prior to 2005, in each case, except as specifically provided in this Section 20.
Deemed Investment of Grandfathered Amounts.  Notwithstanding any terms of the Original Deferral Plan to the contrary, for periods on and after December 1, 2021, Section 6 of the Plan shall apply with respect to the deemed investment of amounts deferred prior to 2005.

IN WITNESS WHEREOF, this amendment and restatement of the Plan is hereby executed on behalf of the Company as of the 1st day of December, 2021.
W. R. BERKLEY CORPORATION
By:	/s/ Carol J. LaPunzina
Name:	Carol J. LaPunzina
Title:	Senior Vice President – Human
Resources